UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
EXCHANGE ACT 1934

Kentucky USA Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5750488

(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

321 Somerset Road, Suite 1 London, KY 40741 (Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

Item 1.  Description of Registrant’s Securities to be Registered.

Kentucky USA Energy, Inc., a Delaware corporation (the “Company,” the “Registration,” “we”), filed with the Secretary of State of Delaware an Amended and Restated Certificate of Incorporation authorizing the issuance of 300,000,000 shares of common stock, $.0001 par value per share (the “Common Stock”).  As of the date of this Registration Statement on Form 8-A, there are 36,927,092 shares of Common Stock issued and outstanding. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of Common Stock are entitled to any dividends that may be declared by the Company’s Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on Common Stock. In the event of our liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

We are authorized to issue 20,000,000 shares of $.0001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of our common stock. There are no shares of preferred stock currently outstanding.

Item 2. Exhibits

The following Exhibits are filed with this registration statement:

Exhibit Number	Description

3.1
Amended and Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware  on October 26, 2007 (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 17, 2007).

3.2	By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on March 22, 2007).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 16, 2009	Kentucky USA Energy, Inc.

	By:	/s/ Steven D. Eversole
		Name:	Steven D. Eversole
		Title:	Principal Executive Officer